Exhibit 23.1

August 2, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC 20549

Re: Power Air Corporation - Form SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated August 2, 2006, of the following:

  Our Report to the Stockholders and Board of Directors of Power Air Corporation dated January 11, 2006 on the consolidated financial statements of the Company as at September 30, 2005 and for the three month period then ended, and for the period from October 15, 1997 (date of inception) to September 30, 2005.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Yours truly,

"Dale Matheson Carr-Hilton LaBonte"

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, British Columbia